Exhibit 99.1

Artiva Biotherapeutics Reports First Quarter 2026 Financial Results and Recent Business Highlights

Initial AlloNK® (AB-101) clinical data demonstrated 71% ACR50 response in refractory rheumatoid arthritis (RA) patients with at least six months of follow-up in the company-sponsored Phase 2a basket trial, with no patients relapsing or requiring new immunomodulatory agents

AlloNK treatment regimen demonstrated a consistent pattern of deep B-cell depletion and tolerability results supportive of outpatient administration in community rheumatology settings

U.S. Food and Drug Administration (FDA) alignment on a single Phase 3 registrational randomized controlled trial evaluating AlloNK plus rituximab versus rituximab alone in approximately 150 refractory

RA patients, with ACR50 at six months as the primary endpoint; trial initiation planned for H2 2026

Multiple oral and poster presentations at EULAR 2026, including a late-breaking oral presentation on

AlloNK clinical efficacy in refractory RA, Sjögren disease (SjD) and systemic sclerosis (SSc)

SAN DIEGO, May 8, 2026 — Artiva Biotherapeutics, Inc. (Nasdaq: ARTV) (Artiva), a clinical-stage biotechnology company whose mission is to develop effective, safe and accessible cell therapies for patients with debilitating autoimmune diseases, today announced financial results for the first quarter ended March 31, 2026, and highlighted recent progress.

“Artiva has reached an important inflection point, with positive initial clinical data across multiple autoimmune diseases and FDA alignment on a single Phase 3 registrational trial design in refractory RA,” said Fred Aslan, M.D., president and chief executive officer of Artiva Biotherapeutics. “The initial RA data demonstrated meaningful responses in highly refractory patients, alongside a tolerability profile supportive of outpatient administration in community rheumatology settings. Together, these data support AlloNK’s potential to become the first deep B-cell depleting therapy to advance into a Phase 3 trial in refractory RA, the autoimmune indication with the largest number of refractory patients.”

Dr. Aslan continued, “By combining deep B-cell depletion, meaningful clinical responses and an outpatient profile suited to community rheumatology practices, AlloNK has the potential to redefine the treatment paradigm for patients with refractory autoimmune disease.”

Recent Business Highlights

Reported positive initial clinical data from ongoing clinical trials evaluating AlloNK in combination with rituximab across multiple autoimmune diseases

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As of the April 3, 2026 data cutoff, the initial clinical dataset included 21 refractory RA patients with at least 12 weeks of follow-up, including 13 patients with at least six months of follow-up from Artiva’s company-sponsored Phase 2a basket trial and an investigator-initiated basket trial evaluating AlloNK in B-cell driven autoimmune disease. The broader autoimmune dataset also included 11 SjD patients and five SSc patients, including seven SjD patients and four SSc patients with at least six months of follow-up.

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In refractory RA, clinically meaningful improvements were observed across multiple measures of disease activity, including ACR responses, CDAI and DAS28-ESR. Five of seven patients (71%) with six months of follow-up in the company-sponsored Phase 2a basket trial achieved an ACR50 response. Nineteen of 21 RA patients demonstrated clinically meaningful reductions from baseline in both CDAI and DAS28-ESR.

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The AlloNK treatment regimen demonstrated tolerability results supportive of outpatient administration in community rheumatology settings, with no CRS, ICANS or treatment discontinuations related to AlloNK reported as of the data cutoff.

•

Deep B-cell depletion was observed across evaluable patients, including complete B-cell depletion using a high-sensitivity assay in all 28 RA patients evaluated as of the data cutoff, supporting AlloNK’s proposed mechanism of action.

•	Clinical responses in SjD and SSc were consistent with the RA data and support the potential of AlloNK across B-cell-driven autoimmune diseases.

•

More than 70 autoimmune patients have been treated with AlloNK across more than 40 active clinical sites, mostly in community rheumatology settings, providing a strong foundation for planned registrational trial initiation.

Achieved FDA alignment on Phase 3 registrational trial design in refractory RA

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Artiva announced alignment with the FDA on a single Phase 3 registrational randomized controlled trial evaluating AlloNK plus rituximab versus rituximab alone in approximately 150 refractory RA patients, with ACR50 response at six months as the primary endpoint.

Upcoming Milestones

Present AlloNK clinical data at EULAR 2026

•	Multiple abstracts accepted for presentation at EULAR 2026, expected to further characterize AlloNK’s mechanism of action, clinical activity and outpatient feasibility, including:

•

Late Breaking Oral Abstract Presentation - LB0003: AB-101, an Outpatient-Administered Allogeneic NK Cell Therapy Combined with Rituximab, Generates Robust Clinical Efficacy Responses Comparable with Autologous CAR T in 31 Patients with Rheumatologic Diseases

•	Oral Abstract Presentation - OP0129: AB-101, an Allogeneic NK Cell Therapy, Combined with Rituximab was Highly Effective in Severe Sjögren Disease: Experience in First Patient Treated

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Poster View Presentation - POS1177: Robust and Durable Clinical Responses Observed Following Treatment with AB-101, an Allogeneic NK Cell Therapy, Combined with Rituximab in Patients with Severe Rheumatoid Arthritis and Inadequate Response to Multiple Prior Targeted Therapies

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Poster Tour - POS0355: AB-101, an Allogeneic NK Cell Therapy, in Combination with Anti-CD20 Monoclonal Antibodies, Consistently Achieves Deep B-cell Depletion Comparable with CAR T Cell Therapies in Patients with Rheumatologic Diseases

Initiate Phase 3 registrational trial in refractory RA

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In the second half of 2026, Artiva plans to initiate a Phase 3 randomized controlled trial evaluating AlloNK plus rituximab versus rituximab alone in approximately 150 RA patients who have had an inadequate response to two or more biologic or targeted synthetic disease-modifying anti-rheumatic drugs (b/tsDMARDs) of distinct classes, with ACR50 response at six months as the primary efficacy endpoint.

First Quarter 2026 Financial Results

•	Cash, Cash Equivalents and Investments. As of March 31, 2026, Artiva had cash, cash equivalents and investments of $86.8 million, which is expected to fund operations into Q2 2027.

•	Research and Development Expenses. Research and development expenses were $19.3 million for the three months ended March 31, 2026, compared to $17.1 million for the three months ended March 31, 2025.

•	General and Administrative Expenses. General and administrative expenses were $5.1 million for each of the three months ended March 31, 2026 and 2025.

•	Other Income, net. Other income, net, was $0.9 million for the three months ended March 31, 2026, compared to other income, net, of $1.9 million for the three months ended March 31, 2025.

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Net Loss. Net loss totaled $23.5 million for the three months ended March 31, 2026, as compared to net loss of $20.3 million for the three months ended March 31, 2025, with non-cash stock-based compensation expense of $1.6 million and $2.1 million for the three months ended March 31, 2026 and 2025, respectively.

About Artiva Biotherapeutics

Artiva is a clinical-stage biotechnology company whose mission is to develop effective, safe and accessible cell therapies for patients with debilitating autoimmune diseases. Artiva’s lead program, AlloNK® (also known as AB-101), is an allogeneic, off-the-shelf, non-genetically modified, cryopreserved NK cell therapy candidate designed to enhance the antibody-dependent cellular cytotoxicity effect of monoclonal antibodies to drive B-cell depletion. AlloNK is currently being evaluated in three ongoing clinical trials for the treatment of B-cell driven autoimmune diseases, including a company-sponsored basket trial across autoimmune diseases that includes rheumatoid arthritis and Sjögren’s disease and an investigator-initiated basket trial in B-cell driven autoimmune diseases. Artiva plans to initiate a Phase 3 registrational trial evaluating AlloNK in refractory RA in 2026. Artiva was founded in 2019 as a spin out of GC Cell, formerly GC Lab Cell Corporation, a leading healthcare company in the Republic of Korea, pursuant to a strategic partnership granting Artiva exclusive worldwide rights (excluding Asia, Australia and New Zealand) to GC Cell’s NK cell manufacturing technology and programs.

Artiva is headquartered in San Diego, California. For more information, please visit www.artivabio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: expectations of Artiva regarding the potential benefits, accessibility, effectiveness and safety of AlloNK®, including based on interim pooled data across clinical trials; Artiva’s registrational strategy, including trial design, plans to conduct a single registrational Phase 3 trial for AlloNK® and generate sufficient trial and pooled safety data to support a BLA submission, and Artiva’s expectations on timing and FDA alignment with such strategy; Artiva’s expectations on the timing to initiate and report data for the Phase 3 trial; Artiva’s expectations with respect to ACR50 responses in the Phase 3 trial for both AlloNK® and the control arm; estimates regarding the size of patient populations and response rates to existing therapies; the potential market opportunity for AlloNK®; Artiva’s future results of operations and financial position, including cash runway; and Artiva’s presentation plans. These forward-looking statements are based on the beliefs of the management of Artiva as well as assumptions made by and information currently available to Artiva. Such statements reflect the current views of Artiva with respect to future events and are subject to known and unknown risks and uncertainties, including, without limitation, risks inherent in developing product candidates; Artiva’s ability to obtain adequate financing to fund its planned clinical trials and other expenses; risks that future clinical trial results may not be consistent with interim, initial, preliminary, or topline results or results from prior preclinical studies or clinical trials; the risk that Artiva’s registrational strategy is based in part on its views following its recent meeting with the FDA and later feedback from the FDA may be inconsistent with such meeting or its views from such meeting, including the risk that the official FDA minutes which Artiva expects to receive in the coming weeks may include interpretations, requests for additional data, or conclusions that differ from Artiva’s understanding of prior discussions; the risk that differences exist between trial designs, patient characteristics and other factors for the Artiva-sponsored Phase 2a basket trial and an investigator-initiated basket trial, and caution should be exercised in drawing any conclusions from such data across separate trials as such pooling and comparative data is inherently limited and such data may not be directly comparable; and risks related to the legal and regulatory framework for the industry. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause Artiva’s actual results to differ from current expectations are discussed in Artiva’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in Artiva’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, Artiva undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Artiva Biotherapeutics, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	March 31, 2026	December 31, 2025
Assets
Cash, cash equivalents and investments	$86,782	$108,008
Property and equipment, net	6,216	6,618
Operating and financing lease right-of-use assets	10,080	10,737
Other assets	2,877	5,577

Total assets	$105,955	$130,940

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$7,845	$9,955
Operating and financing lease liabilities	10,263	10,942
Other liabilities	—	73

Total liabilities	18,108	20,970

Stockholders’ equity	87,847	109,970

Total liabilities and stockholders’ equity	$105,955	$130,940

Artiva Biotherapeutics, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	19,312	17,052
General and administrative	5,118	5,119

Total operating expenses	24,430	22,171

Loss from operations	(24,430)	(22,171)
Other income, net:
Interest income	912	1,864
Other income (expense), net	2	(4)

Total other income, net	914	1,860

Net loss	$(23,516)	$(20,311)

Net loss per share, basic and diluted	$(0.95)	$(0.83)

Weighted-average common shares outstanding, basic and diluted	24,678,420	24,341,978

Comprehensive loss:
Net loss	$(23,516)	$(20,311)
Other comprehensive (loss) income, net	(121)	129

Comprehensive loss	$(23,637)	$(20,182)

Contacts

Investors

Noopur Batsha Liffick, MPH

NBL LifeSci Advisory LLC

ir@artivabio.com

Media

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

jessica@litldog.com

Source: Artiva Biotherapeutics, Inc.